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                                     EXHIBIT 5.1

                       Wohlforth, Argetsinger, Johnson & Brecht
                            900 West 5th Avenue, Suite 600
                               Anchorage, Alaska 99501


                                             July ___, 1997


General Communication, Inc.
2550 Denali Street, Suite 1000
Anchorage, Alaska 99503

    Re:  Validity of Common Stock

Gentlemen and Ladies,

    We have acted as special counsel to General Communication, Inc., an Alaska corporation (the "Company") in connection with its Registration Statement on Form S-3 (File No. 333-28001) relating to 13,800,000 shares ("Shares") of the Company's Class A Common Stock, no par value ("Common Stock") to be sold by the Company and certain stockholders of the Company.

    We have examined the Company's certificate of incorporation, bylaws and minutes of the proceedings of the Company's board of directors authorizing the issuance of the Shares and have considered such facts and examined such questions of law as we have considered appropriate for purposes of rendering the opinion expressed below.

    Based on the foregoing examination, we advise you that in our opinion the shares of Common Stock being offered pursuant to the Registration Statement have been duly authorized and when issued and sold as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                        Yours truly,